UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      INDUSTRIAL DATA STYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)


               NEVADA                                 88-0322261
     (State of incorporation                       (I.R.S. Employer
         or organization)                       Identification Number)


       600 CENTURY PLAZA DRIVE, BUILDING 140, HOUSTON, TEXAS 77073-6013
       (Address of Principal Executive Offices)             (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                 Name of each exchange on which
          to be so registered                 each class is to be registered

                 Common                          American Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box) [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

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                                (Title of class)

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                                (Title of class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        The following summary outlines certain provisions with respect to the number of shares authorized, par value, and does not purport to be complete and is subject to, and qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws filed as Exhibits to the Company's Registration Statement on Form 10-SB/A, File No. 000-22061, filed with the Commission on May 14, 1997, which are incorporated herein by reference.

COMMON STOCK

        The Company is authorized to issue 75,000,000 shares of its Common Stock, $.001 par value, of which 13,023,718 shares were issued and outstanding, including treasury shares, prior to this Registration Statement. An additional 1,200,000 shares of Common Stock have been reserved in accordance with the Industrial Data Systems Corporation 1998 Incentive Plan (the "Plan") which was approved by the stockholders of the Company on June 8, 1998. As of the date of this Registration Statement, no shares have been issued under the Plan. Holders of shares of the Company's Common Stock are entitled to one vote for each share held of record on matters to be voted on by the stockholders of the Company. Holders of shares of Common Stock will be entitled to receive dividends if any, when, as and if declared by the board of directors and to share ratably in the assets of the Company legally available for distribution to its stockholders, in the event of the liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Company's Common Stock is Harris Trust and Savings Bank, 700 Louisiana Street, Suite 3350, Houston, Texas 77002.

ITEM 2. EXHIBITS.

None.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Industrial Data Systems Corporation

Date: June 11, 1998


By:   /s/ HULDA L. COSKEY
      --------------------------------------------------------------
      Hulda L. Coskey, Chief Financial Officer, Secretary, Treasurer